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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statement (Form S-8 No. 33-48316) pertaining to the 1991 Stock Option Plan of ARI Network Services, Inc., and in the Registration Statement (Form S-8 No. 33-54144) pertaining to the 1992 Employee Stock Purchase Plan of ARI Network Services, Inc., of our report dated August 30, 1996, except for Note 10 as to which the date is September 13, 1996, with respect to the consolidated financial statements and schedule of ARI Network Services, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 1996.




Milwaukee, Wisconsin                                           ERNST & YOUNG LLP
October 28, 1996